Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Robert D. Stiles
Chief Financial Officer
T: +352 2469 7903
E: robert.stiles@altisource.lu
ALTISOURCE ANNOUNCES FIRST QUARTER RESULTS
Luxembourg, Luxembourg, 28 April, 2011 — Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS), a provider of services focused on high-value, technology-enabled, knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management, today announced preliminary financial results for the quarter ended March 31, 2011.
First Quarter Highlights
•	Total Revenue of $88.7 million for the quarter ended March 31, 2011, a 45% increase over the same quarter in 2010 and a 3% decrease compared to the fourth quarter 2010.
•	Service Revenue of $71.7 million for the quarter ended March 31, 2011, a 39% increase over the same quarter in 2010 and a 3% decrease compared to the fourth quarter 2010.
•
Income Before Income Tax Attributable to Altisource of $16.5 million for the quarter ended March 31, 2011, a 90% increase over the same quarter in 2010 and a 15% increase compared to the fourth quarter 2010.

•	Net Income Attributable to Altisource of $14.8 million for the quarter ended March 31, 2011, a 135% increase over the same quarter in 2010 and a 12% decrease compared to the fourth quarter 2010.

•	Fully-diluted EPS of $0.57 for the quarter ended March 31, 2011, a 128% increase over the same quarter in 2010 and an 11% decrease compared to the fourth quarter 2010.

•
During the first quarter, the Company repurchased 0.2 million shares of our common stock on the open market at an average price of $30.01. Since inception of the stock repurchase program, 0.9 million shares of common stock have been repurchased on the open market at an average price of $27.85.

Financial Results

	Three Months Ended
	March 31,
(in thousands, except per share data)	2011	2010

Service Revenue	$71,730	$51,657
Reimbursable Expenses	15,641	8,530
Cooperative Non-controlling Interest	1,299	787

Total Revenue	88,670	60,974

Cost of Revenue	39,308	30,824
Reimbursable Expenses	15,641	8,530

Gross Profit	33,721	21,620

Selling, General and Administrative Expenses	16,254	12,069

Income from Operations	17,467	9,551

Other Income (Expense), net	344	(72)

Income before Income Taxes and Non-controlling Interests	17,811	9,479
Income Tax Provision	(1,687)	(2,385)

Net Income	16,124	7,094

Net Income Attributable to Non-controlling Interests	(1,299)	(787)

Net Income Attributable to Altisource	$14,825	$6,307

Earnings Per Share:
Basic	$0.60	$0.26

Diluted	$0.57	$0.25

Weighted Average Shares Outstanding:
Basic	24,845	24,690

Diluted	25,928	25,663

Transactions with Related Parties:
Revenue	$48,790	$28,736

Selling, General and Administrative Expenses	$391	$324

Revenue
The following table presents Total Revenue by segment:

	Three Months Ended
	March 31,
(in thousands)	2011	2010

Mortgage Services
Service Revenue	$43,340	$23,714
Reimbursable Expenses	15,068	7,882
Cooperative Non-controlling Interest	1,299	787

Mortgage Services — Total Revenue	59,707	32,383

Financial Services
Service Revenue	18,920	19,397
Reimbursable Expenses	573	648

Financial Services — Total Revenue	19,493	20,045

Technology Services	12,716	11,974
Eliminations	(3,246)	(3,428)

Total Revenue	$88,670	$60,974

The Company recognized $71.7 million of Service Revenue for the quarter ended March 31, 2011, a 39% increase over the same quarter in 2010. Mortgage Services revenue grew as a result of the national rollout of services during 2010, including property preservation and inspection services, default management services and sales of real estate owned (“REO”), and the growth in the loan portfolio of the Company’s largest customer, Ocwen Financial Corporation (“Ocwen”). Financial Services revenue declined compared to the prior year due to a decline in revenue from the segment’s largest customer. The decline was in part a result of the client shifting work to the Company’s global delivery platform which resulted in lower revenue although higher margins. Technology Services revenue increased primarily due to the growth in REALSuite revenues, principally REALServicing®, given the growth in the servicing portfolio of Ocwen during 2010, partially offset by the impact of lowering infrastructure services pricing (which occurred on January 1st).
Sequentially, Service Revenue declined $2.6 million compared to the fourth quarter of 2010. This was principally due to the Mortgage Services segment as the boarding of loans by Ocwen in September triggered an elevated order level of valuation reports, foreclosure related title searches and initiated foreclosure actions in the fourth quarter. In addition, Mortgage Partnership of America (“MPA”) first quarter revenue was impacted by the overall market decline in loan origination activity compared to the fourth quarter. Service Revenue for the Financial Services segment slightly increased, driven by stabilized performance with respect to unsecured asset recovery and improved performance for the customer relationship management business. Technology Services revenue declined as expected due to lower infrastructure services pricing.
In addition, the Company reorganized our reporting structure in that certain services that were originally part of component services and other within the Mortgage Services segment are now classified as part of customer relationship management in the Financial Services segment. Prior periods have been recast to conform with the current year presentation.

Income Before Income Tax
The following table presents income before income tax including amounts attributable to Altisource by segment:

	Three Months Ended
	March 31,
(in thousands)	2011	2010

Mortgage Services:
Income Before Income Taxes	$18,469	$8,650
Non-controlling Interests	(1,299)	(787)

Income Before Income Taxes Attributable to Altisource	$17,170	$7,863
As percent of Service Revenue	40%	33%

Financial Services:
Income Before Income Taxes	$1,534	$1,403
As percent of Service Revenue	8%	7%

Technology Services:
Income Before Income Taxes	$4,060	$4,209
As percent of Revenue	32%	35%

Consolidated:
Income Before Income Taxes	$17,811	$9,479
Non-controlling Interests	(1,299)	(787)

Income Before Income Taxes Attributable to Altisource	$16,512	$8,692
As percent of Service Revenue	23%	17%
In evaluating performance, the Company neutralizes the impact of pass-through items for which it earns no margin by excluding reimbursable expenses and non-controlling interests where appropriate and calculating all margins based upon Service Revenue. In addition, as of January 1, 2011 to the extent an employee has incentive compensation tied to earnings, it is based either on income before income tax or diluted earnings per share; therefore, the Company no longer provides Earnings Before Interest Tax and Depreciation.
On a consolidated basis, income before income tax attributable to Altisource grew principally as a result of the national rollout of mortgage services and the growth of Ocwen’s servicing portfolio during 2010 as previously discussed. Sequentially, income before income taxes attributable to Altisource grew $2.2 million; however, the fourth quarter included a $2.8 million charge for goodwill impairment in the Financial Services segment. Adjusting for the impairment charge, income before income taxes attributable to Altisource as a percent of Service Revenue remained constant at 23% for both quarters.
For the Mortgage Services segment, income before income taxes attributable to Altisource declined sequentially by $0.8 million attributable to the decline in Service Revenue as previously discussed. Income before income taxes attributable to Altisource as a percent of Service Revenue improved to 40% from 39% sequentially, primarily as a result of the mix of services and a reduction in intersegment technology charges.
For the Financial Services segment, income before income taxes improved $4.7 million sequentially primarily due to the $2.8 million goodwill impairment recognized in the fourth quarter and the benefit of a seasonally strong first quarter. In addition, the Financial Services segment started to see the initial benefits of disciplined floor management and improved performance for our customers. Technology costs for the Financial Services segment increased sequentially; however, this is expected to improve in the second half of 2011 as the Company implements certain cost containment measures.

For the Technology Services segment, income before income taxes declined $1.2 million sequentially principally as a result of the reduced pricing for IT infrastructure services as previously discussed.
Corporate costs increased $0.6 million principally due to increased personnel costs associated with compliance and quality assurance to support our growing business.
Income Tax Provision
The Company recognized an income tax provision of $1.7 million for the three months ended March 31, 2011 representing an effective tax rate of 9%. The income tax provision computed by applying the Luxembourg statutory tax rate of 28.9% differs from the effective tax rate primarily because of the effect of the favorable tax ruling as well as the mix of income and losses in multiple taxing jurisdictions. In the fourth quarter of 2010, we recognized a tax benefit of $2.4 million primarily as a result of certain non-recurring items during the year and the recognition of losses in the United States primarily attributable to our Financial Services segment.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, Dollars in thousands, Except Per Share Data)

	March 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$26,324	$22,134
Accounts Receivable, net	53,008	53,495
Prepaid Expenses and Other Current Assets	9,445	13,076
Deferred Tax Assets, net	641	551

Total Current Assets	89,418	89,256

Restricted Cash	1,222	1,045
Premises and Equipment, net	16,910	17,493
Deferred Tax Assets, net	892	1,206
Intangible Assets, net	70,292	72,428
Goodwill	11,836	11,836
Investment in Equity Affiliate	1,113	—
Other Non-Current Assets	4,708	4,536

Total Assets	$196,391	$197,800

LIABILITIES AND EQUITY

Current Liabilities:
Accounts Payable and Accrued Expenses	$26,606	$35,384
Capital Lease Obligations — Current	694	680
Other Current Liabilities	6,180	5,616

Total Current Liabilities	33,480	41,680

Capital Lease Obligations — Non-current	689	852
Other Non-current Liabilities	3,027	3,370

Commitments and Contingencies

Equity:
Common Stock ($1.00 par value; 100,000 shares authorized; 25,413 shares issued and 24,715 outstanding in 2011; 25,413 shares issued and 24,881outstanding in 2010)	25,413	25,413
Retained Earnings	71,954	58,546
Additional Paid-in-Capital	80,085	79,297
Treasury Stock, at cost ($1.00 par value; 698 and 532 shares in 2011 and 2010, respectively)	(19,798)	(14,418)

Altisource Equity	157,654	148,838

Non-controlling Interests	1,541	3,060

Total Equity	159,195	151,898

Total Liabilities and Equity	$196,391	$197,800

Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about our management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Altisource’s ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.
Webcast
Altisource will host a webcast at 11:00 am Eastern today to discuss first quarter results. A link to the live audio web cast as well as an accompanying slide deck will be available on our website through the Investor Relations home page. Those who want to listen to the call should go to the website fifteen minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available via our website approximately two hours after the conclusion of the call.
About Altisource
Altisource Portfolio Solutions S.A. (NASDAQ: ASPS) is a provider of services focused on high value, technology-enable knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Utilizing its integrated technology that includes decision models and behavioral based scripting engines, Altisource provides solutions that improve its clients’ performance and maximize their returns. Additional information is available at www.altisource.com.